Exhibit F-1

Energy East Corporation Consolidating Income Statement For the Twelve Months Ended December 31, 2001 (Thousands)
	Energy East Holding Company	Energy East Management Corporation	NYSEG	Connecticut Energy Corporation Consolidated
Operating Revenues
Sales and services	-	$21,019	$2,037,874	$300,573
Operating Expenses
Electricity purchased and fuel used in generation	-	-	801,877	-
Natural gas purchased	-	-	247,156	166,336
Other operating expenses	$8,661	20,387	237,513	46,327
Maintenance	56	-	85,814	3,800
Depreciation and amortization	203	76	101,083	26,825
Other taxes	(860)	327	128,186	17,442
Gain on sale of generation assets	-	-	(84,083)	-
Deferral of asset gain	-	-	71,803	-
Total Operating Expenses	8,060	20,790	1,589,349	260,730
Operating Income	(8,060)	229	448,525	39,843
Writedown of Investment	-	-	-	-
Other (Income) and Deductions	(4,799)	14	(5,602)	2,872
Interest Charges, Net	61,744	216	103,624	15,467
Preferred Stock Dividends of Subsidiaries	-	-	396	-
Income Before Income Taxes	(65,005)	(1)	350,107	21,504
Income Taxes	(25,354)	(1)	155,696	9,399
Net Income	$(39,651)	$ -	$194,411	$12,105
Earnings Per Share, basic and diluted	-	-	-	-
Average Common Shares Outstanding	-	-	-	-

Exhibit F-1

Energy East Corporation Consolidating Income Statement For the Twelve Months Ended December 31, 2001 (Thousands)
	CMP Group, Inc. Consolidated	CTG Resources, Inc. Consolidated	Berkshire Energy Resources Consolidated	The Energy Network, Inc. Consolidated
Operating Revenues
Sales and services	$846,887	$349,011	$69,238	$155,903
Operating Expenses
Electricity purchased and fuel used in generation	430,284	2,980	-	101,450
Natural gas purchased	-	201,446	33,788	44,473
Other operating expenses	202,496	43,120	19,988	9,935
Maintenance	40,029	8,415	671	405
Depreciation and amortization	38,666	28,495	7,606	934
Other taxes	21,071	21,026	2,558	3,191
Gain on sale of generation assets	-	-	-	-
Deferral of asset sale gain	-	-	-	-
Total Operating Expenses	732,546	305,482	64,611	160,388
Operating Income	114,341	43,529	4,627	(4,485)
Writedown of Investment	78,422	-	-	-
Other (Income) and Deductions	(490)	(5,730)	(2,151)	86
Interest Charges, Net	27,761	15,021	5,084	1,770
Preferred Stock Dividends of Subsidiaries	1,442	63	14	-
Income Before Income Taxes	7,206	34,175	1,680	(6,341)
Income Taxes	1,440	16,152	1,329	(3,508)
Net Income	$5,766	$18,023	$351	$(2,833)
Earnings Per Share, basic and diluted	-	-	-	-
Average Common Shares Outstanding	-	-	-	-

Exhibit F-1

Energy East Corporation Consolidating Income Statement For the Twelve Months Ended December 31, 2001 (Thousands)
	Energy East Enterprises, Inc. Consolidated	Energy East Capital Trust I	Energy East Eliminations	Energy East Consolidated
Operating Revenues
Sales and services	$2,824	-	$(23,542)	$3,759,787
Operating Expenses
Electricity purchased and fuel used in generation	-	-	(2,084)	1,334,507
Natural gas purchased	1,386	-	(547)	694,038
Other operating expenses	2,145	-	(20,386)	570,186
Maintenance	205	-	-	139,395
Depreciation and amortization	454	-	(61)	204,281
Other taxes	158	-	(327)	192,772
Gain on sale of generation assets	-	-	-	(84,083)
Deferral of asset sale gain	-	-	-	71,803
Total Operating Expenses	4,348	-	(23,405)	3,122,899
Operating Income	(1,524)	-	(137)	636,888
Writedown of Investment	-	-	-	78,422
Other (Income) and Deductions	(85)	$(12,928)	13,810	(15,003)
Interest Charges, Net	(8)	388	(14,039)	217,028
Preferred Stock Dividends of Subsidiaries	-	12,540	-	14,455
Income Before Income Taxes	(1,431)	-	92	341,986
Income Taxes	(775)	-	1	154,379
Net Income	$(656)	$ -	$91	$187,607
Earnings Per Share, basic and diluted	-	-	-	$1.61
Average Common Shares Outstanding	-	-	-	116,708